Exhibit 5.1

DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078-2704 www.dlapiper.com

April 10, 2026

Exyn Technologies, Inc.

2118 Washington Avenue, Suite 1000

Philadelphia, PA 19146

Re:	Initial Public Offering of Units of Exyn Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel to Exyn Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on March 19, 2026 (File No. 333-294453) (as amended, the “Registration Statement”), relating to an underwritten public offering of up to 2,500,000 units of the Company (the “Units”), with each Unit consisting of one share of the Company’s common stock, $0.0001 par value per share (the “Common Stock” and the Common Stock to be included in the Units, the “Shares”), and one warrant of the Company to purchase one share of the Company’s Common Stock to be included in the Units (the “Warrants”). The underwriter also has been granted an option to purchase up to an additional 375,000 Units of the Company. The Units, the Shares and the Warrants (collectively, the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Delaware and with respect to the Units and the Warrants, the laws of the State of New York.

On the basis of the foregoing, we are of the opinion that:

1.	When the Units are issued and paid for in accordance with the terms of the underwriting agreement, substantially in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), the Units will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	When the Units are issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares issuable upon separation of the Units will be validly issued, fully paid and nonassessable.

3.	When the Units are issued and paid for in accordance with the terms of the Underwriting Agreement, the Warrants issuable upon separation of the Units will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	When the Warrants are duly exercised in accordance with the terms of the warrant agreement, substantially in the form filed as Exhibit 4.3 to the Registration Statement (the “Warrant Agreement”), the Shares underlying the Warrants will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)